Exhibit 10.1
Assignment and Assumption Agreement
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of October 19, 2006, between Republic WPB LLC (“Republic”) and the West Palm Beach Community Redevelopment Agency, acting for itself and on behalf of the City of West Palm Beach (together, “CRA”).
     WHEREAS, Republic and CRA are parties to that certain Professional Services Agreement for the City Center Project (RFP No. 08/04-109), dated as of October 26, 2004, as amended by Amendment No. 1 thereto, dated as of March 28, 2005 and by Amendment No. 2 thereto, dated as of March 13, 2006 (collectively, the “Professional Services Agreement”);
     WHEREAS, Republic represents that funds previously received by Republic from CRA were used solely to pay subcontractor expenses or for purposes of partial reimbursement of Republic’s out of pocket expenses;
     WHEREAS, upon the terms and subject to the conditions specified herein and as of the date hereof, Republic has agreed to contribute, assign, transfer and convey to CRA all of its right, title and interests in the Professional Services Agreement; and
     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings specified in the Professional Services Agreement.
     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Republic and CRA hereby covenant and agree as follows:
     1. Assignment and Assumption. Upon the terms and subject to the conditions specified herein and as of the date hereof, Republic hereby contributes, assigns, transfers and conveys all of its rights under the Professional Services Agreement and CRA hereby accepts all of such rights and assumes all of Republic’s obligations and liabilities under the Professional Services Agreement.
     2. Third Party Obligations; Payment to Republic, Without limiting the foregoing, CRA hereby assumes and agrees to pay, honor, discharge and perform, as the case may be, in a timely manner and in accordance with their respective terms, all of the liabilities and obligations of Republic to Catalfumo Construction & Development, Song and Associates, Ardaman & Associates, and/or Cushing Demolition with respect to the Professional Services Agreement, including but not limited to all responsibility for amounts incurred to date, or to be incurred in the future. The foregoing includes full responsibility for payment by CRA in full of all amounts set forth in Republic’s requisition dated as May 17, 2006 with respect to Catalfumo Construction & Development, Song and Associates, Ardaman & Associates, and/or Cushing Demolition. CRA agrees to indemnify and otherwise hold Republic harmless as to any and all obligations as to Catalfumo Construction & Development, Song and Associates, Ardaman & Associates, and/or Cushing Demolition.
     3. Release. Republic hereby expressly and unconditionally releases CRA and the City of West Palm Beach, as well as CRA’s successors, predecessors, departments, affiliates, agents, directors (in both their individual and corporate capacities), officers (in both their individual and corporate capacities), employees, Commissioners (in both their individual and governmental capacities), attorneys, insurers, and assigns, both past and present, from any and all claims, demands, suits, or causes of actions, of any kind or nature whatsoever, whether in law or in equity, and including but not limited to those arising out of or related to the City Center Project and/or the Professional Services Agreement. CRA and the City of West Palm Beach hereby expressly and unconditionally release Republic, as well as Republic’s parents (including, without limitation, Republic Property Trust, Republic Property Limited Partnership and Republic Property TRS, LLC), subsidiaries, successors, predecessors, departments, affiliates, agents, directors (in both their individual and corporate capacities), officers (in both their individual and corporate capacities), employees, attorneys, insurers, and assigns, both past and present, from any and all claims, demands, suits, or causes of actions, of any kind or nature whatsoever, whether in law or in equity, and including but not limited to those arising out of or related to the City Center Project and/or the Professional Services Agreement. This Agreement shall constitute, and in executing this Agreement Republic and CRA hereby enter into, a full release as to any and all claims, including cross-claims or third party claims, relating to any and all matters between them, including but not limited to any claims involving the City Center Project and/or the Professional Services Agreement, and it is the intent of Republic and CRA to fully, finally, and forever settle and release all claims between them, which do now exist, may exist or may heretofore have existed between them. In furtherance of such intention, the releases given herein shall be and shall remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts related thereto. In addition, Republic agrees to execute mutual releases between Republic and each of Catalfumo Construction & Development, Song and Associates, Ardaman & Associates, and Cushing Demolition, subject to agreement to same on the part of each of Catalfumo Construction & Development, Song and Associates, Ardaman & Associates, and Cushing Demolition.

     4. Effect of Assignment. This Agreement and the covenants and agreements herein set forth shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be binding upon the parties hereto and their respective successors and assigns.
     5. Governing Law. The validity, interpretation and effect of this Agreement shall, to the extent the particular subject matter is controlled by state law, be governed by and be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws provisions thereof.
     6. Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, with the same force and effect as through all parties who executed such counterparts had executed but one instrument.
     7. Amendment; Waiver. Any amendment hereto shall be effective only if signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered is its name and on its behalf as of the date first written above.

REPUBLIC WPB LLC

By :	/s/ Gary Siegel
Name: Gary R. Siegel
Title : Chief Operating Officer

WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY

By :	/s/ Lois Frankel
Name :
Title :

CRA ATTORNEY
Approved As To Form
And Legal Sufficiency

By :	/s/ [ILLEGIBLE]
Date : 10-12-06

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